Exhibit 107

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering price Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	26,393,705	1.790	47,244,731.95	0.0001102	3,107.95
	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	5,276,018	1.790	9,444,072.22	0.0001102	468.04
	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	19,331,861	0.985	19,041,883.09	0.0001102	2,098.42
	Equity	Warrants to purchase Common Stock	Rule 457(g)	6,600,000	-	-	-	-
	Equity	Common stock, $0.0001 par value per share	Rule 457(g)	18,100,000	11.50	208,150,000.00	0.0001102	22,938.13
	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	5,276,018	0.985	5,196,877.73	0.0001102	572.70
Total Offering Amounts						264,838,804.17		$29,185.24
Total Fees Previously Paid								$29,185.24
Total Fee Offsets								$0.00
Net Fee Due								$0.00